Express Scripts Announces Agreement to Acquire Priority Healthcare– Add 1

Exhibit 99.2

Investor Contact:	Media Contact:
Edward Stiften, Chief Financial Officer	Steve Littlejohn, Vice President Public Affairs
David Myers, Vice President Investor Relations	(314) 702-7556
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Announces Agreement to Acquire Priority Healthcare
Transaction will enhance CuraScript’s rapid growth

     ST. LOUIS, July 21, 2005—Express Scripts, Inc. (Nasdaq: ESRX) announced today the signing of a definitive agreement to acquire Priority Healthcare Corporation (“Priority”) (Nasdaq: PHCC) in a cash transaction for $28 per share, or $1.3 billion. Priority, headquartered near Orlando, Fla., is among the nation’s largest specialty pharmacy and distribution companies. The transaction is expected to close in the fourth quarter of 2005, subject to customary closing conditions, approval of Priority’s stockholders, and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

     Including the write-off of deferred financing fees in 2005 resulting from the refinancing of the Company’s credit facility and merger-related expenses expected to be incurred in 2006, the transaction is expected to be dilutive to Express Scripts’ 2005 diluted earnings per share by $0.01 and accretive to 2006 by $0.02 to $0.03. Excluding the write-off of deferred financing fees and merger related costs, the transaction is expected to be neutral to Express Scripts’ 2005 diluted earnings per share and accretive to 2006 by $0.03 to $0.04.

     Specialty pharmaceuticals are the fastest growing component of prescription drug spend, totaling approximately $35 billion in 2004 and expected to exceed $70 billion in 2008. Express Scripts’ specialty pharmacy subsidiary, CuraScript Pharmacy, Inc., headquartered in Orlando, Fla., was acquired by Express Scripts in January, 2004 and has since rapidly grown by providing a variety of patient care and cost management services to clients with specialty pharmacy needs. With the addition of Priority, CuraScript will become one of the nation’s largest specialty pharmacy and distribution companies, with over $3 billion in annual revenues. CuraScript’s broad specialty pharmacy product line will have particular strength in oncology, multiple sclerosis, rheumatoid arthritis, hepatitis, fertility, hemophilia, asthma, pulmonary hypertension and psoriasis.

     “This acquisition strengthens CuraScript’s position as one of the leaders in the specialty marketplace and reinforces our business model, which is built around the alignment of interests with clients and patients,” stated George Paz, president and chief executive officer of Express Scripts. “The increase in size and scale strengthens our ability to provide greater affordability of specialty drug therapy.”

     “We are creating one of the largest and most comprehensive specialty platforms in the industry,” noted Dom Meffe, senior vice president of specialty pharmacy at Express Scripts and president and chief executive officer of CuraScript. “Our client-centric, patient care model will include an enhanced capacity for providing cost-effective, single-source solutions for the broad range of specialty therapies.”

     “Priority has built strong capabilities in specialty pharmacy, infusion and distribution across a comprehensive portfolio of specialties. All of our customers will benefit from the combined strengths of the two organizations,” added Steve Cosler, president and chief executive officer of Priority. “This transaction demonstrates our commitment to serving the needs of all our constituents, providing opportunities for our employees and delivering value to our stockholders.”

     Using the optimal distribution channel for high-cost, complex specialty drugs provides improved opportunities for payors to manage specialty costs. “Traditional direct-to-patient pharmacy programs, combined with the efficiencies gained from organizing elements of the supply chain will offer clients and patients alike with an ideal one-stop delivery solution,” notes Meffe.

     Under the terms of the agreement, each Priority share outstanding will be exchanged for $28.00 in cash. Express Scripts expects to finance the acquisition with cash on hand and bank debt.

     Express Scripts and Priority will hold an investor conference call on July 22, 2005 at 8:30 a.m. CDT (9:30 a.m. EDT) to discuss this transaction. The call will be broadcast live as well as replayed through the Internet. The webcast can be accessed through the Investor Relations section of Express Scripts’ website at http://express-scripts.com.

About Express Scripts

     Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in thirteen states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, government-sponsored benefit plans, employers, and union-sponsored benefit plans.

     Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, and medical and drug data analysis services. The Company also provides distribution services for specialty pharmaceuticals. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

About CuraScript

     As an industry leader of specialty pharmacy services, CuraScript provides specialty injectable medications to individuals with chronic illnesses requiring complex, high-cost treatment. CuraScript is recognized for its exceptional comprehensive range of services tailored to the individual needs of patients, physicians, payors, clinicians, and pharmaceutical manufacturers. By combining administrative, clinical, technological and managed care expertise, CuraScript is able to provide clients with a single-source solution, cost-effective results and optimal patient care.

About Priority Healthcare Corporation

     Priority Healthcare is the premier healthcare services company providing innovative, high quality and cost-effective solutions that enhance quality of life. As a national specialty pharmacy and distributor, Priority Healthcare provides biopharmaceuticals, complex therapies, related disease treatment programs and a portfolio of other service offerings for patients, payors, physicians and pharmaceutical manufacturers. The growing number of specialty areas serviced by Priority Healthcare include: oncology, gastroenterology, reproductive endocrinology, neurology, hematology, pulmonology, ophthalmology, rheumatology, endocrinology, infectious disease and nephrology, as well as ambulatory surgery centers. Additional information regarding Priority Healthcare is available online at www.priorityhealthcare.com .

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

•	risks in closing the proposed merger with Priority Healthcare, and risks of integration of Priority and CuraScript after closing

•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices

•	risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•	risks and uncertainties regarding the implementation and the ultimate terms of the Medicare Part D prescription drug benefit, including financial risks to us if we participate in the program on a risk-bearing basis and risks of client or member losses to other providers under Medicare Part D

•	risks associated with our acquisitions (including our acquisition of CuraScript), which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs

•	continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•	competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•	adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Plan and various state governments and agencies

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers

•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network

•	risks associated with the use and protection of the intellectual property we use in our business

•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements

•	risks associated with our ability to continue to develop new products, services and delivery channels

•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs

•	increase in credit risk relative to our clients due to adverse economic trends

•	risks associated with changes in average wholesale prices, which could reduce prices and margins

•	risks associated with our inability to attract and retain qualified personnel

•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.